Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 6, 2009, in the Registration Statement (Form S-1) and related Prospectus of Trius Therapeutics, Inc. for the registration of shares of its common stock, to be filed with the Securities and Exchange Commission on or about November 6, 2009.

/s/ Ernst & Young LLP

San Diego, California

November 6, 2009